CorEnergy Announces Agreement to Acquire Outstanding Minority Interest in its Pinedale LGS and a Utilities Energy Service Contract for Fort Leonard Wood
KANSAS CITY, Mo.-December 4, 2017
Pinedale Liquids Gathering System Equity Buy-Out and Debt Refinancing
CorEnergy Infrastructure Trust, Inc. (“CorEnergy” or the “Company”) announced today that it has agreed to purchase the 18.95% equity interest, currently held by The Prudential Insurance Company of America and managed by Prudential Capital Group (“Prudential”), in its Pinedale Liquids Gathering System for $32.8 million. Concurrently, Prudential will provide $41 million of asset level debt financing, which will be utilized to pay off the existing Pinedale, LP credit facility balance and CorEnergy will utilize its pro-rata proceeds from the repayment of the credit facility to fund the purchase of Prudential’s equity interest. The new debt financing provided by Prudential will be a fixed rate 5-year term loan facility. These transactions, while subject to the execution of definitive loan documents and standard closing conditions, are expected to close prior to December 31, 2017.
CorEnergy believes the transactions will be modestly accretive to net income and adjusted funds from operations (AFFO), with potential for further upside from participating rents.
“We are encouraged by the recent announcements by Ultra Petroleum of its success with horizontal drilling tests in the Pinedale Anticline, potentially extending the life of the field,” said CorEnergy Chief Executive Officer Dave Schulte. “Prudential has been a great partner on this investment and we are pleased they intend to remain involved in our debt financing at the asset level. Their funding allows CorEnergy to preserve its borrowing capacity for future acquisitions, with current liquidity of approximately $146 million.”
Capitalization Structure Adjusted for Equity Buy-Out and Debt Refinancing

	September 30, 2017	September 30, 2017, As adjusted
	(in millions)
Debt
Secured credit facilities
Current Pinedale facility[1]	$7.5	$—
New Prudential facility	—	41.0
Revolver balance	10.0	10.0
Unsecured convertible notes, proceeds gross of fees	114.0	114.0
Total debt	$131.5	$165.0
Equity
Perpetual Preferred stock	$130.0	$130.0
Common stock & additional paid in capital	341.7	336.5
Total CORR equity	$471.7	$466.5
Non-controlling interest	27.6	—
Total capitalization	$630.8	$631.5
1) Represents Prudential’s share of the principal balance. CorEnergy’s share of the principal, approximately $32 million, is eliminated in consolidation.

Utilities Energy Service Contract for Fort Leonard Wood
CorEnergy also announced today it was selected for a Utilities Energy Services Contracting (UESC) program at Fort Leonard Wood in south-central Missouri. The Company’s Omega Pipeline currently serves that United States Army post with natural gas distribution services, and the UESC program will provide comprehensive natural gas, electricity and water efficiency improvements.
CorEnergy expects the final contract will be signed in early 2018, at which time the Company will begin work with multiple highly qualified, UESC experienced, subcontractors to identify, propose and implement a number of initiatives to reduce energy costs and water usage. Such projects may include construction of new cogeneration facilities, boiler control improvements, transformer replacements, interior and exterior lighting replacements and control improvements.
“We believe this initiative could last between four and five years and produce incremental earnings for our company,” said Rick Kreul, President of MoWood, LLC, which oversees the Omega Pipeline. “The program is part of an initiative by the U.S. Department of Defense to promote projects whose future energy cost savings will outweigh the short-term investments. We will announce any material contract awards under the program.”
About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.
About Prudential Capital Group
Prudential Capital Group has been a leading provider of private debt, mezzanine and equity securities to companies globally for more than 75 years. Managing a portfolio of nearly $82 billion as of September 30, 2017, Prudential Capital offers senior debt and mezzanine capital, leveraged leases, credit tenant leases, and equipment finance to companies worldwide. The global regional office network has locations in Atlanta, Chicago, Dallas, Frankfurt, London, Los Angeles, Milan, Minneapolis, Newark, New York, Paris, San Francisco and Sydney*. For more information, please visit prudentialcapitalgroup.com.
*Operates through PGIM (Australia) Pty Ltd.
Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Schorgl, 877-699-CORR (2677)
info@corenergy.reit